Exhibit 10(i)

GREAT LAKES CHEMICAL CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

(Restated Effective March 7, 2005)

Great Lakes Chemica1 Corporation
Supplemental Retirement Plan
(Restated Effective March 7, 2005)

Table of Contents

ARTICLE I.	History and Purpose
1.1.	History
1.2.	Purpose.
1.3.	Applicability

ARTICLE II.	Participation
2.1.	Eligibility and Participation
2.2.	Duration

ARTICLE III.	Determination and Payment of Benefits
3.1.	Accrued Benefit.
3.2.	Payments Before a Change in Control
3.3.	Payments Upon Change in Control.
3.4.	Supplemental Payment.
3.5.	Transfer to Rabbi Trust.
3.6.	Interest on Delayed Payments
3.7.	Cessation of Benefit Accruals on Change in Control
3.8.	Definition of Change in Control

ARTICLE IV.	Funding
4.1.	Funding

ARTICLE V.	Amendment, Administration
5.1.	Amendment and Termination
5.2.	Administration
5.3.	Deduction of Taxes from Amounts Payable
5.4.	Indemnification
5.5.	Expenses

ARTICLE VI.	Miscellaneous
6.1.	Interests not Transferable
6.2.	Contract of Employment
6.3.	Headings
6.4.	Invalidity
6.5.	Law Governing

Appendix A Eligible Employees

Appendix B Eligible Positions

Appendix C Participants and Beneficiaries Receiving Benefits as of March 7, 2005

i

This Restatement of Great Lakes Chemical Corporation Supplemental Retirement Plan is adopted by Great Lakes Chemical Company (“Company”), effective March 7, 2005.

ARTICLE I.
History and Purpose

1.1.          History.  The Company first adopted the Plan, effective January 1, 1983, and it has amended and/or restated the Plan on several occasions since that time.  By this restatement, the Company restates and continues the Plan as provided herein.  The effective date of this Restatement is March 7, 2005.

1.2.          Purpose. The purpose of the Plan is to provide each Participant with the benefits that the Participant would have received under the Great Lakes Chemical Corporation Retirement Plan, as amended from time to time (“Pension Plan”), except for the limitations on compensation and benefits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (“Code”) or any successor thereto, and to provide certain other benefits as set out herein.  Any entity which, with the approval of the Board of Directors of the Company, adopts the plan and the Company shall be referred to hereinafter as “Employer.”  The Plan is intended to constitute an unfunded plan maintained for the purpose of providing deferred compensation for a select group of  management or highly compensated employees of the Employer (within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended).

1.3.          Applicability. The provisions of this Restatement shall apply to all Participants; provided, however, except as provided in Section 3.3, this Restatement shall not affect the amount of the benefit payable with respect to a Participant who terminated employment with the Employers before March 7, 2005.

ARTICLE II.
Participation

2.1.          Eligibility and Participation.  Each person who is both a participant in the Pension Plan and has been named by the Board of Directors of the Company as an eligible employee (“Eligible Employee”) by having his or her name set out in Appendix A, or by holding a position listed in Appendix B, has become or shall become a Participant in the Plan.  In addition, persons receiving benefits as of March 7, 2005, are Participants or the beneficiaries of deceased Participants.  Such persons are listed in Appendix C.  (Each person who has become or becomes a Participant shall be referred to hereinafter as a “Participant,” until such person ceases to be a Participant pursuant to Section 2.2.)  The Board of Directors shall, in its sole and absolute discretion, determine those persons eligible to participate and shall take appropriate action to have the Appendices appropriately revised.

2.2.          Duration.  Any person who became a Participant shall continue to be a Participant until such time as he is no longer entitled to benefits hereunder.

ARTICLE III.
Determination and Payment of Benefits

3.1.          Accrued Benefit.

(a)           A Participant’s Accrued Benefit under this Plan, as of any date, shall be equal to the excess, if any, of

(1)           the benefit that would be his accrued benefit under the Pension Plan, if

(i)            the limitations imposed by Code Sections 401(a)(17) and 415 were disregarded;

(ii)           the definition of “Plan Compensation” under the Pension Plan were the same as the definition of “Pay” set out in Subsection (b) below (provided, however, that the reference to “Plan” in the definition of Pay below is a reference to this Plan and not the Pension Plan), and

(iii)          only for the Eligible Employees named in Appendix B, the definition of “Final Average Pay” in the Pension Plan were the definition set forth in Subsection (c) below;

(iv)          over

(2)           the amount of the accrued benefit under the Pension Plan (regardless of whether vested), as limited by Sections 401(a)(17) and 415 of the Code.

(b)           For purposes of this Section, “Pay” with respect to a Participant, shall mean, except as excluded below, the Participant’s total direct compensation, including bonus, (provided, however, that bonuses shall be recognized as Pay when accrued not when paid), overtime pay, and special allowances or compensation received from the Employer in a Plan Year and any salary reduction amounts contributed in a Plan Year by an Employer for the Participant’s benefit to any cash or deferred arrangement under Section 401(k) and/or cafeteria plan under Section 125 of the Code maintained by an Employer and any amounts deferred by a Participant under a non-qualified deferred compensation plan of the Employer.  The Pay of a Participant shall not include compensation or other income received or recognized by the Participant upon the issuance or exercise of any stock option granted by an Employer, payments of deferred bonuses (and accrued interest) where such bonus was previously recognized as Pay at the time accrued and payments of amounts previously deferred under the Company’s non-qualified deferred compensation savings plan where such amount was previously recognized as Pay.  The Pay of a Participant also shall not include any payments to the Participant (i) under this Plan, (ii) under any other plan or program of the Company or an Employer, or under any contract or arrangement between the Participant and an Employer that result from a change in control of the Company or the Participant’s termination of service with the Company or any Employer, including all of the Company’s severance plans, major transaction agreements, and change in control agreements, or (iii) that are additional compensation paid to retain the services of the Participant under special retention agreements.

(c)           In determining the benefit under Subsection (a)(1) with respect to Eligible Employees listed in Appendix B, the definition of “Final Average Pay” in this Subsection, rather than the definition in the Pension Plan shall be used.  For purposes of this Subsection, a Participant’s “Final Average Pay” means the monthly average of a his Pay (within the meaning of Subsection (b)) for the period of three consecutive complete calendar years during which he received the largest total amount of Pay.  For this purpose, calendar years before and after a Break in Service shall be considered consecutive periods.  If a Participant was not an Employee for at least three complete calendar years, Final Average Pay means the monthly average of his Pay obtained by dividing the total of such Pay during his entire period of service by the number of months during the period of his service (computed to the nearest one-tenth of a month).  Notwithstanding the foregoing regarding complete calendar years, the last partial calendar year, if any, during which the Participant received Pay shall be treated as a complete calendar year when such treatment will increase the Participant’s Final Average Pay.

3.2.          Payments Before a Change in Control.  If, at any time before a Change in Control, benefits are payable with respect to the Participant under the Pension Plan, a benefit shall be paid to the Participant (or the Participant’s beneficiary, if he is deceased) under this Plan, based on the Participant’s Accrued Benefit (as defined in Section 3.1).  Such benefit shall be paid in the same form and at the same time as the benefit payable under the Pension Plan.  In determining actuarial equivalence for benefits paid in a form other than a single life annuity to the Participant beginning as of the first day of the month following his 65th birthday, the actuarial factors specified in the Pension Plan shall be used. Payments pursuant to this Section shall cease upon a Change in Control, and the payment, if any, required by Section 3.3 shall be made.

3.3.          Payments Upon Change in Control.

(a)           As soon as administratively feasible following a Change in Control, the Company shall pay to each Participant living on the date of the Change in Control a lump sum payment in the amount specified in paragraph (1) or (2), as applicable:

(1)           If distribution of the Participant’s benefits under the Plan has not begun as of the Change in Control date, the amount payable to the Participant shall be equal to the excess of (1) the present value of the benefit described in Section 3.1(a)(1), when such benefit is expressed as a single life annuity beginning as of the first day of the month following the Participant’s 65th birthday, and the present lump sum value is determined using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control, over (2) the present value of the benefit described in Section 3.1(a)(2), when such benefit is expressed as a single life annuity beginning as of the first day of the month following the Participant’s 65th birthday, and the present lump sum value is determined using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control.

(2)           If distribution of the Participant’s benefits under the Plan has begun as of the Change in Control date, the amount payable to the Participant shall be equal to the present value of all future payments to the Participant and his beneficiary under the Plan, using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control.

(b)           As soon as administratively feasible following a Change in Control, the Company shall pay to the beneficiary of each Participant who is deceased on the date of the Change in Control a lump sum payment in the amount specified in paragraph (1) or (2), as applicable:

(1)           If distribution of the Participant’s benefits under the Plan has not begun as of the Change in Control date, the amount payable to the beneficiary shall be equal to the excess of (1) the present value of the benefit that would be payable to the beneficiary under the Pension Plan, if the Participant’s Accrued Benefit under the Pension Plan were calculated as provided in Section 3.1(a)(1), and the present lump sum value were determined using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control, over (2) the present value of the benefit that would be payable to the beneficiary under the Pension Plan, if the Participant’s Accrued Benefit were the amount described in Section 3.1(a)(2), such Accrued Benefit were fully vested, and the present lump sum value were determined using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control.

(2)           If distribution of the Participant’s benefits under the Plan has begun as of the Change in Control date, the amount payable to the beneficiary shall be equal to the present value of the future payments to the beneficiary, using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control.

For purposes of this Subsection, a Participant’s beneficiary under the Plan shall be his beneficiary under the Pension Plan.

3.4.          Supplemental Payment.

(a)           If a Participant is not vested in his Pension Plan benefit upon his termination of employment following a Change in Control, the Participant shall be entitled to a Supplemental Payment upon his subsequent termination of employment from the Employers, as provided in this Section.  Such payment shall be made as soon as administratively feasible following the Participant’s termination of employment;

provided, however, if Code Section 409A(a)(2)(B)(i) and the guidance thereunder would require that such payment be delayed, such payment shall be made as soon as administratively feasible after the period of delay required by such Code Section and guidance.

(b)           The amount of the Supplemental Payment shall be equal to the present lump sum value of the Participant’s accrued benefit under the Pension Plan on the date of the Change in Control, when such benefit is expressed as a single life annuity beginning as of the first day of the month following the Participant’s 65th birthday, and the present lump sum value is determined using the lump sum actuarial factors specified in the Pension Plan for a participant terminating employment on the date of the Change in Control.

3.5.          Transfer to Rabbi Trust.

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the Company shall immediately fully fund a rabbi trust or similar instrument in an amount equal to the actuarial equivalent present value (utilizing the actuarial assumptions in effect under the Pension Plan immediately before the Change in Control) of each Participant’s total Accrued Benefit (determined pursuant to Section 3.1 hereof) or, in the case of a Participant or beneficiary who has begun receiving benefits hereunder, the actuarial present value of future payments hereunder to such Participant or beneficiary.

3.6.          Interest on Delayed Payments.   If any payment due is not paid within 60 days of the date of Change in Control or date of termination of employment, as applicable, the payment amount shall accrue interest at the rate of 10% annual interest, based on the number of days exceeding 60 over 360.

3.7.          Cessation of Benefit Accruals on Change in Control.  As of the date of a Change in Control, the amount of the Participant’s Accrued Benefit under Section 3.1(a) shall be fixed, and changes in the Participant’s compensation, service, and accrued benefit under the Pension Plan shall not affect such amount.  Certain Participants are covered by Change in Control Agreements that provide for an additional payment based on the present value of the benefit that would have been accrued hereunder if the Participant had additional years of service.  This Section is not intended to limit such payment, and such payment shall be calculated without regard to this Section.

3.8.          Definition of Change in Control.  For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a)           any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company (any such person is hereinafter referred to as a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b)           there is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, immediately after such merger or consolidation, more than 70% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation;

(c)           the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(d)           during any period of two consecutive years (not including any period prior to the date of the Plan), individuals who at the beginning a of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (b) or (c) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

For purposes of the Plan, where a Change in Control results from a series of related transactions, the Change in Control shall be deemed to have occurred on the date of the consummation of the first such transaction.  For purposes of Subsection (a), the stockholders of another corporation (other than the Company or a corporation described in clause (iv) of Subsection (a)) shall be deemed to constitute a Person.  Further, it is understood by the parties that the sale, transfer, or other disposition of a subsidiary of the Company shall not constitute a Change in Control giving rise to payments or benefits under the Plan.

Notwithstanding any other provision hereof, a “Change in Control” shall not be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company’s stockholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction) entered into in connection with, or expressly conditioned upon the occurrence of, a spin-off (such transaction or series of integrated transactions, the “Spin-Off Transaction”) immediately following which the record holders of the common stock of the Company immediately prior to the Spin-Off Transaction continue to have substantially the same proportionate ownership in the spun-off entity as they had in the Company immediately prior to the Spin-Off Transaction; provided that such Spin-off Transaction (including any related merger of other business combination transaction) has been approved by a vote of a majority of the Company’s Continuing Directors (as defined below) then in office.  For purposes of the Plan, a “Continuing Director” shall mean any member of the Board of the Company who is a member of the Board as of the date of the Plan and any person who subsequently becomes a member of the Board, if such person’s nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

Notwithstanding the preceding provisions of this Section, a Change in Control does not occur unless such change also satisfies the “change in control” requirements of Section 409A of the Code and the guidance issued thereunder by the Internal Revenue Service.

ARTICLE IV.
Funding

4.1.          Funding.  Notwithstanding any other provision hereof, except as the Company may otherwise determine and except as provided for in Section 3.5 all benefits under this Plan shall be paid directly from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  In addition, (a) no Participant, spouse, or beneficiary shall have any right, title, or interest whatever in or to any investments which the Employer may make to aid the Employer in meeting its obligation hereunder, (b) nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between an Employer and any Participant, spouse, or beneficiary of a Participant; and (c) to the extent that any person acquires a right to receive payments from the Employer hereunder, such rights shall be no greater than the right of an unsecured creditor of the Employer.

ARTICLE V.
Amendment, Administration

5.1.          Amendment and Termination.  The Company reserves the right at any time to modify, amend, or terminate the Plan; provided that (i) the Company shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant or beneficiary as of the date of any such modification, amendment, or termination without the written consent of the Participant or beneficiary, and (ii) the Company shall not adversely amend or modify the provisions hereof or terminate the Plan following a Change in Control without the written consent of 66 2/3 percent of the Participants.

5.2.          Administration.  The Plan shall be administered by the Board of Directors of the Company, which shall be authorized to interpret the Plan, to adopt rules and practices concerning the administration of the Plan, to resolve questions concerning the eligibility for the amount of the Accrued Benefit, and to delegate all or any portion of its authority hereunder to a committee of the Board of Directors or to designated officers or employees of any Employer.

5.3.          Deduction of Taxes from Amounts Payable.  The Employer may deduct from the amount to be distributed hereunder such amount as the Employer, in its sole discretion, deems proper for the payment of income, employment, death, succession, inheritance, or other taxes with respect to benefits under the Plan.

5.4.          Indemnification.  Each Employer shall indemnify and hold harmless each employee, officer, or director of an Employer to whom is delegated duties, responsibilities and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by an Employer.  Notwithstanding the foregoing, an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

5.5.          Expenses.  The expenses of administering the Plan shall be paid by the Employers.

ARTICLE VI.
Miscellaneous

6.1.          Interests not Transferable.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the person entitled to the benefit under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void.  The Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits hereunder.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his benefits under this Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefit would devolve upon any other person or would act be enjoyed by the person entitled thereto under the Plan, the Board of Directors of the Company, in its discretion, may terminate the interest in any such benefits of the person entitled thereof under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his spouse, children, or other dependents, or any of them, in such manner as the Board of Directors of the Company may deem proper.

6.2.          Contract of Employment.  Nothing contained herein shall be construed to constitute a contract of employment between a Participant and an Employer.

6.3.          Headings.  The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

6.4.          Invalidity.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

6.5.          Law Governing.  The Plan shall be construed and enforced according to the laws of Indiana other than its laws respecting choice of law.  This Plan shall be administered to comply with the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company has executed this Restatement of the Great Lakes Chemical Corporation Supplemental Retirement Plan this      day of March, 2005.

GREAT LAKES CHEMICAL CORPORATION

By:	/s/ Richard Kinsley
Date: March 8, 2005

Great Lakes Chemical Corporation
Supplemental Retirement Plan

Appendix A
Eligible Employees

The Employees listed below compose a select group of management or highly compensated Employees of the Employer who have been named by the Board of Directors as a Participant for purposes of the Plan.

Name of Employee – Active	Name of Employee - Inactive
Larry J. Bloom	David Hall
John B. Blatz	David R. Bouchard
Angelo Brisimitzakis	Richard R. Ferguson
Karen Duros	John Lacci
Kevin Dunn	Kevin J. Mulcrone
John J. Gallagher III	Joseph Holson
Richard T. Higgons	Robert J. Smith
Todd Imhoff	John Talpas
Richard Kinsley
Jeffrey Lipshaw
Jeffrey Potrzebowski
Charles Schobel III
Zoe Schumaker
William Sherwood
Miguel Desdin

A-1

Great Lakes Chemical Corporation
Supplemental Retirement Plan

Appendix B
Eligible Positions

The positions listed below compose a select group of management or highly compensated positions of the Employer as identified by the Board of Directors.

Eligible Position	Incumbent
Chief Executive Officer	John J. Gallagher III
EVP – Consumer Products	Kevin Dunn
EVP – Chief Strategy Officer	Larry J. Bloom
EVP – Flame Retardants/Performance Products	Angelo Brisimitzakis
SVP – Chief Financial Officer	Jeffrey Potrzebowski
SVP – Business Development	Richard Higgons
SVP – Group General Counsel	Jeffrey Lipshaw
SVP – Human Resources and Communications	Richard Kinsley
SVP – Environmental, Health and Safety	John Blatz
SVP – Chief Information Officer	Zoe Schumaker

B-1

Great Lakes Chemical Corporation
Supplemental Retirement Plan

Appendix C
Participants and Beneficiaries Receiving Benefits as of March 7, 2005

Barbara Kampen
Marshall Bloom
Lowell Horwedel
Yuichi Iikubo
Robert Jeffares
John Little
Gerd Shue
L. Donald Simpson
James L. Robertson
Stephen Clark

C-1